Exhibit 10.18

November 5, 2009

To: Brian Lundstrom

From: International Stem Cell Corporation

Dear Brian:

The following sets for the terms of your proposed employment with International Stem Cell Corporation (“ISCO”). ISCO hereby offers you employment with ISCO on the terms and conditions set forth below, such employment to commence November 5, 2009.

1.	You will be President and Assistant Secretary of ISCO and report directly to the CEO of ISCO. Your duties and responsibilities will include management of ISCO’s day to day operations, including activities related to the company’s public listing and external presence; in particular, definition and monetization of ISCO’s development programs through outlicensing, R&D collaborations, and other financial structures; and such other functions as the Board or the CEO may delegate to you. You may be asked to be an officer or otherwise involved in the capital fundraising and other activities of subsidiaries of ISCO.

2.	You will receive an annual base salary of $250,000, payable semi-monthly. Your status will be salary exempt. You will be entitled to 15 days paid vacation each year, accruing on a monthly basis. You will be eligible for coverage under such group health plan and other benefits as the Company provides to comparable employees.

3.	Bonuses, if any, will be at the discretion of the Board; provided however, that you shall be entitled to an automatic bonus of up to a maximum of $100,000 in any one calendar year calculated as 1% of any new capital (whether from investment, licensing, corporate ventures, or other sources, and no matter what form such capital takes, e.g. upfront fee, milestone, research funding, royalty, equity etc.) that you are primarily responsible for bringing to the Company. If the 1% formula would generate more than $100,000 in any year, it can be carried over to future years for up to two additional years so long as you remain employed by the Company.

4.	In the event of the termination of your services by the company other than “for Cause”, you will be entitled to severance pay on a monthly basis determined as follows: 3 months of severance pay if terminated during the first 6 months commencing November 1, 2009; then increasing to 6 months for the next 6 months and 12 months thereafter. In all cases, severance pay will terminate as soon as you obtain a replacement job. Cobra payments would be included in severance pay.

5.	Upon approval by the Board, you will be granted employee stock options to purchase three million (3,000,000) shares of Common Stock on the following basis:

a.	Exercise Price: fair market value as of close of business on November 5 2009.

2595 Jason Court, Oceanside, CA 92056 — Tel: (760) 940-6383 — Fax: (760) 940-6387 — internationalstemcell.com

b.	On May 1, 2010 180,000 shares will vest, representing 2% per month on 1,500,000 shares (1/2 of the total grant).

c.	From June 1, 2010 and monthly thereafter until October 31, 2010 an additional 30,000 shares per month (2% of 1,500,000) will vest.

d.	On November 1, 2010, an additional 360,000 will vest, representing 12 months vesting on the remaining 1,500,000 shares of the grant.

e.	Thereafter all previously unvested shares will continue to vest at the rate of 60,000 shares (2% of total grant) per month until fully vested.

f.	All shares shall otherwise contain the standard provisions of the Company’s Stock Option Plan, but that portion which will not qualify for ISO treatment may be granted outside the Plan and registered for sale separately on SEC form S-8 or through some other applicable registration method.

6.	Employment with ISCO is at the mutual consent of the employee and the company. Accordingly, while the company has every hope that employment relationships will be mutually beneficial and rewarding, employees and the company retain the right to terminate the employment relationship at will, at any time, with or without cause. Please note that no individual has the authority to make any contrary agreement or representation. Accordingly, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship.

7.	You agree to abide by the Company’s policies and procedures, including those set forth in a Company Employee Handbook when such document is drafted. You will be required to sign the signature page of this Employee Handbook when it is completed.

8.	For a period of one year after your termination of employment for any reason, you agree not to, directly or indirectly, hire, attempt to hire, induce or entice the hire of or interview for hire any employee of ISCO or any of its subsidiaries, or any former employee who had been an employee at any time during the one year period prior to your termination.

9.	You further agree that you will upon termination of employment, return to ISCO all books, records, computer files, manuals, customer lists and other written, typed, printed, or electronic materials, whether furnished by ISCO or any subsidiary or prepared by you, which contain any information relating to ISCO or any subsidiary, and you further agree that you will neither make nor retain copies of such materials after termination of employment.

2595 Jason Court, Oceanside, CA 92056 — Tel: (760) 940-6383 — Fax: (760) 940-6387 — internationalstemcell.com

10.	If you voluntary terminate your employment under this Agreement, you will not, for a period of one year after you are no longer employed by ISCO or any subsidiary, solicit customers of ISCO or any subsidiary directly or indirectly, either as a proprietor, stockholder, partner, officer, employee, or otherwise of any other entity engaged in the stem cell business in the United States, producing and/or selling same or substantially similar products and services as ISCO or any subsidiary produces and/or sells at such time your employment with ISCO and/or any subsidiary may terminate.

11.	In the event of any lawsuit or charge filed with an administrative agency, or other form of litigation brought against or involving you as a result of alleged activity, negligence, or any other conduct by you in connection with your duties and responsibilities on behalf of ISCO or any subsidiary, ISCO shall provide and pay for legal defense on your behalf, as well as indemnify you against any judgment or other liability that may result from such proceedings unless such activity or conduct represented willful misconduct on your part.

12.	You will be required to sign an Employee Proprietary Information Agreement as well as the necessary tax and benefit enrollment forms before starting full time employment. You will also be required to provide proof of your identity and authorization to work in the United States as required by Federal immigration laws.

13.	We look forward to you joining our effort and hope the opportunity will be mutually rewarding. To confirm that you agree to the terms stated in this letter, please sign, date and return the enclosed copy of this letter.

Sincerely,

International Stem Cell Corporation

/s/ Kenneth C. Aldrich
Kenneth C. Aldrich CEO

This will acknowledge my acceptance of this offer of employment.

/s/ Brian Lundstrom	Date: November 5, 2009
Brian Lundstrom

2595 Jason Court, Oceanside, CA 92056 — Tel: (760) 940-6383 — Fax: (760) 940-6387 — internationalstemcell.com